Exhibit 99.1
Vermillion Announces Return of Eric Fung, M.D., Ph.D.
FREMONT, Calif., Oct. 2 /PRNewswire-FirstCall/ — Vermillion, Inc (OTC: VRMLQ.PK) today announced that Eric Fung, M.D., Ph.D., has rejoined the company to become its Chief Science Officer. This position will be formally held by Dr. Fung upon the completion of the Company’s restructuring and reorganization under Chapter 11 of the U.S. Bankruptcy Code or earlier, if deemed appropriate by Vermillion’s Board of Directors. In the interim, Dr. Fung will work as an independent consultant.
“Dr. Fung was instrumental in the development of the OVA1™ test, including biomarker discovery to validation, design and execution of the clinical trial, and submission to the FDA,” said Gail Page, Executive Director of the Company. “We are pleased to welcome him back to Vermillion, where he will play a key role in commercialization of the OVA1 test as well as further development of other potential tests in Vermillion’s pipeline.”
Dr. Fung, age 39, is returning to the company after serving as Director of Clinical Research at Roche Molecular Systems. At Roche, he helped oversee a cervical cancer screening clinical trial involving 45,000 women. Dr. Fung originally joined Vermillion in May 2000 as a lead scientist in the newly formed Biomarker Discovery Centers. He was promoted to Vice President and Chief Scientific Officer in June 2006.
Prior to joining Vermillion, Dr. Fung was a Howard Hughes sponsored researcher at Stanford University. Dr. Fung has anatomic pathology training from Stanford Medical School and obtained his M.D. and Ph.D. degrees from the Johns Hopkins University School of Medicine. He graduated with a B.S. with honors from the California Institute of Technology. Dr. Fung has also held an Adjunct Assistant Professor position in the Department of Pathology at the Johns Hopkins University School of Medicine.
About the OVA1 Test
The OVA1 Test is a qualitative serum test that combines the results of five immunoassays into a single numerical score. It is indicated for women who meet the following criteria: over age 18, ovarian adnexal mass present for which surgery is planned, and not yet referred to an oncologist. The test utilizes five well-established biomarkers — Transthyretin (TT or prealbumin), Apolipoprotein A-1 (Apo A-1), Beta2-Microglobulin (Beta2M), Transferrin (Tfr) and Cancer Antigen 125 (CA 125 II) — and a proprietary algorithm to determine the likelihood of malignancy in women with pelvic mass for whom surgery is planned.
The OVA1 Test is an aid to further assess the likelihood that malignancy is present when the physician’s independent clinical and radiological evaluation does not indicate malignancy. The test should not be used without an independent clinical/radiological evaluation and is not intended to be a screening test or to determine whether a patient should proceed to surgery. Incorrect use of the OVA1 Test carries the risk of unnecessary testing, surgery, and/or delayed diagnosis.
Quest Diagnostics, which is a long-time investor in research and development of the OVA1 technology, has exclusive rights to offer the test to the clinical reference laboratory market in the U.S. for three years.
About Vermillion
Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Vermillion is based in Fremont, California. Additional information about Vermillion can be found on the Web at http://www.vermillion.com.

Contact:
Vermillion:
Jill Totenberg
The Totenberg Group
Tel: 212 994 7363
jtotenberg@totenberggroup.com
CONTACT: Jill Totenberg, of The Totenberg Group for Vermillion, +1-212-994-7363, jtotenberg@totenberggroup.com